EXHIBIT 77K TO FORM N-SAR FOR PILGRIM MUTUAL FUNDS

         At a meeting of the Board held on May 24, 1999, the Board of Trustees of Pilgrim Mutual Funds (the "Trust"), as well as the Trustees who were members of the Trust's Audit Committee, selected KPMG LLP to act as the independent auditors of the Trust in place of Ernst & Young LLP for the fiscal year ended June 30, 1999. Ernst & Young formally resigned as independent auditors for the Trust on July 13, 1999.

         Ernst & Young's report on Pilgrim Mutual Funds' financial statements for any of the prior two fiscal years did not contain an adverse opinion or disclaimer or opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During Pilgrim Mutual Funds' two prior fiscal years, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.
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                       [LETTERHEAD OF ERNST & YOUNG LLP]



August 30, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read the statements made by Pilgrim Mutual Funds (formerly Nicholas-Applegate Mutual Funds) (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds filing on Form N-SAR for the fiscal year ended June 30, 1999. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ Ernst & Young LLP

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